EXHIBIT 99.2

                             ASPEN BANCSHARES, INC.


                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS


                  A Special Meeting of shareholders of Aspen Bancshares, Inc. ("Aspen") will be held at ____ p.m., local time, on _________, 1997, at Pitkin County Bank and Trust Co., 534 East Hyman Avenue, Aspen, Colorado, to consider and act upon an Agreement and Plan of Reorganization dated as of November 19, 1996 as amended on March 11, 1997 (the "Plan of Reorganization"), between Zions Bancorporation ("Zions") and Aspen. The Plan of Reorganization provides for the merger of Aspen into Zions with Zions being the surviving corporation.

                  Upon the consummation of the Plan of Reorganization, each holder of shares of Aspen Common Stock will be entitled to receive, in exchange for each share held as of the effective date of the Plan of Reorganization, that number of shares of Zions Common Stock calculated by dividing the Purchase Price (as defined in the Plan of Reorganization) of $73,000,000 plus certain accretions by the Average Closing Price of Zions Common Stock (as defined in and made subject to certain upper and lower thresholds by the Plan of Reorganization) and by further dividing the number so reached by the sum of the number of shares of Aspen Common Stock that are issued and outstanding as of the effective date of the merger and the option equivalent number (as defined).

                  The Board of Directors has set ___________, 1997, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

                  Aspen shareholders are not entitled to assert dissenters' rights under Colorado law.

                  By order of the Board of Directors

Dated:  ___________, 1997.


                               -----------------------------------------
                               Charles B. Israel,
                               President and Chief Executive Officer

         Please mark, sign and return the enclosed proxy in the envelope provided.